Exhibit 99.1

For additional information contact:

                William A. Long, President and CEO

                Edwin E. Laws, CFO

                (336) 526-6312

PRESS RELEASE	March 18, 2008
FOR IMMEDIATE RELEASE

Yadkin Valley Financial Corporation Recognizes Additional 2007 Loan Loss Provision of $1.4 Million

Yadkin Valley Financial Corporation (the “Company”), Elkin, NC (NASDAQ:  YAVY — news), the holding company for Yadkin Valley Bank and Trust Company (the “Bank”), reports an adjustment to its 2007 year-end results that were announced February 26, 2008.

The preparation of Yadkin Valley’s consolidated financial statements is not yet complete principally due to an analysis relating to the Bank’s loan loss provisions.  The Company has completed its preliminary analysis, but, the Company’s audit is not yet completed for the fiscal year ended December 31, 2007.  As a result of its analysis, Yadkin Valley’s management has concluded that the provision for loan losses will be approximately $2,489,000 for the year ended December 31, 2007, rather than the $1,089,000 previously reported.  On February 26, 2008, the Company reported unaudited diluted earnings per share (“EPS”) of $0.37 and $1.45, respectively, for the quarter and year ended December 31, 2007.  After recording the additional loan loss provision, the Company expects EPS to be approximately $0.29 for the fourth quarter and $1.37 for the year ended December 31, 2007.  As a result of this analysis, Yadkin Valley’s management has determined that there exists a material weakness in Yadkin Valley’s internal control over financial reporting existed at December 31, 2007.  The Company is in the process of remediating each of these areas of identified material weakness and all other control deficiencies identified to date in management’s assessment and testing of internal controls.

The Company expects to release its December 31, 2007 Form 10-K with audited financial statements and footnotes by March 31, 2008.

Yadkin Valley Bank and Trust Company is a full service community bank providing services in twenty-four branches throughout its three regions in North Carolina.  The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties and operates a loan production office in Wilmington, NC.  The Piedmont Bank region serves Iredell and Mecklenburg Counties.  The High Country Bank region serves Avery and Watauga Counties.  The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina.  Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information contact:

                William A. Long, President and CEO

                Edwin E. Laws, CFO

                (336) 526-6312

                Source: Yadkin Valley Financial Corporation